EXHIBIT 21.0

LIST OF SUBSIDIARIES

A)                                  ORIENTAL BANK AND TRUST - an insured non-member commercial bank organized and existing under the laws of the Commonwealth of Puerto Rico.

SUBSIDIARIES OF ORIENTAL BANK AND TRUST:

1.                                       Oriental Mortgage Corporation - a mortgage bank organized and existing under the laws of the Commonwealth of Puerto Rico. The corporation is currently not in operation.

B)                                    ORIENTAL FINANCIAL SERVICES CORP. - a registered securities broker-dealer organized and existing under the laws of the Commonwealth of Puerto Rico.

C)                                    ORIENTAL INSURANCE INC. – a registered insurance agency organized and existing under the laws of the Commonwealth of Puerto Rico.

D)                                   ORIENTAL FINANCIAL (PR) STATUTORY TRUST I - a special purpose statutory trust subsidiary organized under the laws of the State of Connecticut.

E)                                     ORIENTAL FINANCIAL (PR) STATUTORY TRUST II - a special purpose statutory trust subsidiary organized under the laws of the State of Connecticut.

F)                                     CARIBBEAN PENSION CONSULTANTS, INC – a wholly owned subsidiary organized under the laws of the State of Florida, that offers third party pension plan administration in the continental U.S., Puerto Rico and the Bahamas.